UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

TRIO MERGER CORP.

(Name of Issuer)

COMMON STOCK, PAR VALUE $0.0001 PER SHARE

(Title and Class of Securities)

896697109

(CUSIP number)

December 31, 2011

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 896697109	13G	Page 2 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) HighVista Strategies LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 690,000
	6.	SHARED VOTING POWER —0—
	7.	SOLE DISPOSITIVE POWER 690,000
	8.	SHARED DISPOSITIVE POWER
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 690,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.8%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 896697109	13G	Page 3 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) HighVista GP, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 690,000
	6.	SHARED VOTING POWER —0—
	7.	SOLE DISPOSITIVE POWER 690,000
	8.	SHARED DISPOSITIVE POWER —0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 690,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.8%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 896697109	13G	Page 4 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) HighVista GP Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 690,000
	6.	SHARED VOTING POWER —0—
	7.	SOLE DISPOSITIVE POWER 690,000
	8.	SHARED DISPOSITIVE POWER —0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 690,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.8%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 896697109	13G	Page 5 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) HighVista I Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 296,322
	6.	SHARED VOTING POWER —0—
	7.	SOLE DISPOSITIVE POWER 296,322
	8.	SHARED DISPOSITIVE POWER —0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 690,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.8%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 896697109	13G	Page 6 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) HighVista II Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 223,896
	6.	SHARED VOTING POWER —0—
	7.	SOLE DISPOSITIVE POWER 223,896
	8.	SHARED DISPOSITIVE POWER —0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 690,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.8%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 896697109	13G	Page 7 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) HighVista III, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 108,909
	6.	SHARED VOTING POWER —0—
	7.	SOLE DISPOSITIVE POWER 108,909
	8.	SHARED DISPOSITIVE POWER —0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 690,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.8%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 896697109	13G	Page 8 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) HighVista V Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 9,893
	6.	SHARED VOTING POWER —0—
	7.	SOLE DISPOSITIVE POWER 9,893
	8.	SHARED DISPOSITIVE POWER —0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 690,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.8%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 896697109	13G	Page 9 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) XL Re Ltd
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 50,980
	6.	SHARED VOTING POWER —0—
	7.	SOLE DISPOSITIVE POWER 50,980
	8.	SHARED DISPOSITIVE POWER —0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 690,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.8%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 896697109	13G	Page 10 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Brian H. Chu
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 690,000
	6.	SHARED VOTING POWER —0—
	7.	SOLE DISPOSITIVE POWER 690,000
	8.	SHARED DISPOSITIVE POWER —0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 690,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.8%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 896697109	13G	Page 11 of 19 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andre F. Perold
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 690,000
	6.	SHARED VOTING POWER —0—
	7.	SOLE DISPOSITIVE POWER 690,000
	8.	SHARED DISPOSITIVE POWER —0—
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 690,000
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.8%
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 896697109	13G	Page 12 of 19 Pages

Item 1	(a).	Name of Issuer:

Trio Merger Corp. (the “Issuer”)

Item 1	(b).	Address of Issuer’s Principal Executive Offices:

777 Third Avenue 37th Floor New York, New York 10017

Item 2	(a).	Name of Person Filing:

This statement is being filed by the following persons with respect to the shares of common stock (“Common Stock”) of the Issuer directly owned by HighVista I Limited Partnership (“HighVista I”), HighVista II Limited Partnership (“HighVista II”), HighVista III, Ltd. (“HighVista III”), HighVista V Limited Partnership (“HighVista V” and, together with HighVista I, HighVista II and HighVista III, the “Funds”) and XL Re Ltd (“XL Ltd” and, together with the Funds, the “Direct Holders”):

(i)        HighVista Strategies LLC, a Delaware limited liability company (“HighVista Strategies”) and investment manager to the Direct Holders;

(ii)       HighVista GP Limited Partnership, a Delaware limited partnership (“HighVista GP”) and general partner of the Funds;

(iii)      HighVista GP, LLC, a Delaware limited liability company (“HighVista LLC”) and the general partner of HighVista GP;

(iv)      HighVista I, a Delaware limited partnership

(v)       HighVista II, a Delaware limited partnership

(vi)      HighVista III, a Cayman Islands company

(vii)     HighVista V, a Delaware limited partnership

(viii)    XL Ltd, a Bermuda company

(ix)      Brian H. Chu, a manager of HighVista LLC and a manager of HighVista Strategies; and

(x)       Andre F. Perold, a manager of HighVista LLC and a manager of HighVista Strategies.

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.” Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2	(b).	Address of Principal Business Office or, if None, Residence:

For HighVista Strategies, HighVista GP, HighVista LLC, HighVista I, HighVista II and HighVista V and XL Ltd:

John Hancock Tower, 50th Floor

200 Clarendon Street

Boston, MA 02116

For HighVista III:

Codan Trust Company (Cayman) Limited

Century Yard, Cricket Square

Hutchins Drive

P.O. Box 2681 GT, George Town,

Grand Cayman, British West Indies

For XL Ltd:

Brian O’Hara House

One Bermudiana Road

Hamilton HM08

Bermuda

Item 2	(c).	Citizenship:

HighVista Strategies – Delaware

HighVista GP – Delaware

HighVista LLC – Delaware

HighVista I – Delware

HighVista II – Delaware

HighVista III – Cayman Islands

HighVista V – Delaware

XL Ltd – Bermuda

Brian H. Chu – United States

Andre F. Perold – United States

Item 2	(d).	Title of Class of Securities:

Common Stock, $0.0001 par value per share (the “Common Stock”)

Item 2	(e).	CUSIP Number:

896697109

Item 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under Section 15 of the Act,

	(b)	☐	Bank as defined in Section 3(a)(6) of the Act,

	(c)	☐	Insurance Company as defined in Section 3(a)(19) of the Act,

	(d)	☐	Investment Company registered under Section 8 of the Investment Company Act of 1940,

	(e)	☐	Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),

	(f)	☐	Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

	(g)	☐	Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

	(h)	☐	Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

	(i)	☐	Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

	(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 896697109	13G	Page 13 of 19 Pages

Item 4.	Ownership.

For HighVista Strategies, HighVista GP, HighVista LLC, Mr. Chu and Mr. Perold:

	(a)	Amount beneficially owned:

690,000 shares of Common Stock

	(b)	Percent of class:

8.8%

	(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

690,000

(ii) Shared power to vote or to direct the vote:

—0—

(iii) Sole power to dispose or to direct the disposition of:

690,000

(iv) Shared power to dispose or to direct the disposition of:

—0—

For HighVista I:

	(a)	Amount beneficially owned:

690,000 shares of Common Stock

	(b)	Percent of class:

8.8%

	(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

296,322

(ii) Shared power to vote or to direct the vote:

—0—

(iii) Sole power to dispose or to direct the disposition of:

296,322

(iv) Shared power to dispose or to direct the disposition of:

—0—

For HighVista II:

	(a)	Amount beneficially owned:

690,000 shares of Common Stock

	(b)	Percent of class:

8.8%

	(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

223,896

		(ii)	Shared power to vote or to direct the vote:

—0—

		(iii)	Sole power to dispose or to direct the disposition of:

223,896

		(iv)	Shared power to dispose or to direct the disposition of:

—0—

For HighVista III:

	(a)	Amount beneficially owned:

690,000 shares of Common Stock

	(b)	Percent of class:

8.8%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or to direct the vote:

108,909

		(ii)	Shared power to vote or to direct the vote:

—0—

		(iii)	Sole power to dispose or to direct the disposition of:

108,909

		(v)	Shared power to dispose or to direct the disposition of:

—0—

For HighVista V:

	(a)	Amount beneficially owned:

690,000 shares of Common Stock

	(b)	Percent of class:

8.8%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or to direct the vote:

9,893

		(ii)	Shared power to vote or to direct the vote:

—0—

		(iii)	Sole power to dispose or to direct the disposition of:

9,893

		(vi)	Shared power to dispose or to direct the disposition of:

—0—

For XL Ltd:

	(a)	Amount beneficially owned:

690,000 shares of Common Stock

	(b)	Percent of class:

8.8%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or to direct the vote:

50,980

		(ii)	Shared power to vote or to direct the vote:

—0—

		(iii)	Sole power to dispose or to direct the disposition of:

50,980

		(vii)	Shared power to dispose or to direct the disposition of:

—0—

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See Exhibit 2.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

CUSIP No. 896697109	13G	Page 14 of 19 Pages

SIGNATURES

After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the persons signing below certifies that the information set forth in this statement is true, complete and correct.

Date: February 14, 2012

HIGHVISTA STRATEGIES, LLC

By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA GP, LLC

By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA GP LIMITED PARTNERSHIP

By:	HighVista GP, LLC

	By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA I LIMITED PARTNERSHIP

By:	HighVista GP Limited Partnership

	By:	HighVista GP, LLC

		By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA II LIMITED PARTNERSHIP

By:	HighVista GP Limited Partnership

	By:	HighVista GP, LLC

		By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

CUSIP No. 896697109	13G	Page 15 of 19 Pages

HIGHVISTA III, LTD.

By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Director

HIGHVISTA V LIMITED PARTNERSHIP

By:	HighVista GP Limited Partnership

	By:	HighVista GP, LLC

		By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

XL RE LTD

By:	/s/ Simon Rich
Name: Simon Rich
Title: Director

/s/ Brian H. Chu
Brian H. Chu

/s/ Andre F. Perold
Andre F. Perold

CUSIP No. 896697109	13G	Page 16 of 19 Pages

EXHIBIT INDEX

Exhibit 1	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended

Exhibit 2	Item 8 Information

CUSIP No. 896697109	13G	Page 17 of 19 Pages

Exhibit 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Date: February 14, 2012

HIGHVISTA STRATEGIES, LLC

By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA GP, LLC

By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA GP LIMITED PARTNERSHIP

By:	HighVista GP, LLC

	By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA I LIMITED PARTNERSHIP

By:	HighVista GP Limited Partnership

	By:	HighVista GP, LLC

		By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

CUSIP No. 896697109	13G	Page 18 of 19 Pages

HIGHVISTA II LIMITED PARTNERSHIP

By:	HighVista GP Limited Partnership

	By:	HighVista GP, LLC

		By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

HIGHVISTA III, LTD.

By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Director

HIGHVISTA V LIMITED PARTNERSHIP

By:	HighVista GP Limited Partnership

	By:	HighVista GP, LLC

		By:	/s/ Brian H. Chu
Name: Brian H. Chu
Title: Manager

XL RE LTD

By:	/s/ Simon Rich
Name: Simon Rich
Title: Director

/s/ Brian H. Chu
Brian H. Chu

/s/ Andre F. Perold
Andre F. Perold

CUSIP No. 896697109	13G	Page 19 of 19 Pages

Exhibit 2

Item 8 Information

1.	HighVista Strategies LLC

HighVista GP, LLC

HighVista GP Limited Partnership

HighVista I Limited Partnership

HighVista II Limited Partnership

HighVista III, Ltd.

HighVista V Limited Partnership

XL Re Ltd

Brian H. Chu

Andre F. Perold